NUMBER: 446131
COMPANY ACT

CANADA PROVINCE OF BRITISH COLUMBIA

CERTIFICATE OF INCORPORATION

I Hereby Certify that

ORINOCO GOLD INC.

has this day been incorporated under the Company Act

Issued under my hand at Victoria, British Columbia on April 30, 1993 JOHN S. POWELL Registrar of Companies PROVINCE OF BRITISH COLUMBIA CANADA